Exhibit 99.1

News Release

CONTACT

Larry Adeleye, AVP, Director of Investor Relations, W 614).917.5108

Kyle Anderson, AVP, Director of Corporate Communications, W 614.917.5497

                                                                                                                 M 614.477.5301

State Auto Financial reports second quarter 2011 results

•	Quarterly loss of $5.01 per share

•	Quarterly GAAP combined ratio of 147.0

•	Return on equity of negative 20.3%

•	Book value per share of $16.77

COLUMBUS, OHIO (August 2, 2011) – State Auto Financial Corporation (NASDAQ:STFC) today reported a second quarter 2011 net loss of $201.4 million, or $5.01 per diluted share, versus a net loss of $26.2 million, or $0.66 per diluted share, for the second quarter of 2010. Net loss from operations* per diluted share for the second quarter 2011 was $5.11 versus a net loss from operations* of $0.66 for the same 2010 period. The previously announced charge to establish a deferred tax asset valuation allowance in the amount of $115 million reduced STFC’s per share results by $2.86 for the second quarter and the first six months of 2011.

STFC’s GAAP combined ratio for the second quarter 2011 was 147.0 versus 115.2 for the second quarter of 2010. Catastrophe losses for the second quarter 2011 accounted for 44.3 points of the 114.0 total loss ratio points, or $156.1 million, versus 18.6 points of the total 81.5 loss ratio points, or $57.5 million, for the same period in 2010.

Net written premium for the second quarter of 2011 increased 9.9% over the same period in 2010. The Rockhill unit, which is now in the intercompany reinsurance pooling arrangement, contributed 7.1 points to this growth, while the State Auto legacy business contributed 2.8 points. For the second quarter of 2011, net written premium for the personal and business insurance segments declined 3.0% and 0.8%, respectively, compared to the same period in 2010, while net written premium for the specialty insurance segment increased $42.3 million compared to the same period in 2010. The increase in net written premium for the specialty insurance segment was principally driven by the addition of Rockhill to the pooling arrangement and increased business written through Risk Evaluation and Design (RED), STFC’s affiliate for alternative risk and program business. STFC’s book value was $16.77 per share as of June 30, 2011, a decrease of

$4.77 per share from STFC’s book value on March 31, 2011. The decrease in book value per share included $2.86 attributable to the establishment of the deferred tax asset valuation allowance. Return on stockholders’ equity for the twelve months ended June 30, 2011 was negative 20.3% compared to 1.8% for the twelve months ended June 30, 2010.

For the first six months of 2011, STFC had a net loss of $188.7 million, or $4.70 per diluted share, compared to a loss of $13.3 million, or $0.33 per diluted share, for same 2010 period. STFC’s GAAP combined ratio for the first six months of 2011 was 125.0 compared to 107.5 for the same 2010 period. Catastrophe losses increased the loss ratio for the first six months of 2011 by 24.5 points, or $172.1 million, compared to 11.0 points, or $67.6 million for the first six months of 2010. Net written premiums year to date 2011 increased 11.3% compared to the same 2010 period. The Rockhill unit contributed 7.5 points to this growth, while the State Auto legacy business contributed 3.8 points. For the first six months of 2011, net written premium for the personal and business insurance segments declined 2.2% and 0.7%, respectively, compared to the same period in 2010, while net written premium for the specialty insurance segment increased $84.5 million compared to the same period in 2010. STFC’s book value per share was $16.77 as of June 30, 2011, a decrease of 21.0% from December 31, 2010.

STFC President and CEO Bob Restrepo commented on the quarter as follows:

“STFC’s second quarter loss was both unprecedented and unexpected. The widespread scope and severity of the spring storms and the devastating impact it had on local communities in over 20 of our operating states produced the highest quarterly combined ratio since STFC went public in 1991. The second quarter is seldom a good one and is generally characterized by wind, hail and other spring weather related losses. Prior to this year, our average five-year loss ratio for second quarter catastrophes was 18%. This year, our second quarter loss ratio included 44.3 points of catastrophe losses

“Weather events during the quarter produced vast devastation, from the loss of property to the loss of lives. Our claim staff handled almost 32,000 claims resulting from second quarter weather events. Approximately half were specifically related to one of the 12 catastrophe events the industry incurred, rivaling the 17,000 claims we received following Hurricane Ike. I’m very proud of our claim associates for delivering unparalleled customer service that is, in a small but significant way, helping our policyholders endure these tragedies.

“Although masked by catastrophes and the establishment of a valuation allowance for the deferred tax asset, investment income improved, our expense ratio improved despite the pressures of a poor economy and competitive commercial lines pricing, and our specialty business is growing.

“The quarter is behind us and our outlook for the future remains optimistic. We continue to work to implement strategies to leverage our superior personal auto capabilities, aggressively fix our homeowners business, invest in diversification through our standard and specialty business insurance segments, and reduce our exposure to weather related losses.

“We’re particularly pleased with the progress we’re making in our specialty segment. We have several marketing prototypes in place to offer excess and surplus products to State Auto agents and expand our presence in the profitable small, guaranteed cost workers compensation market. These kinds of initiatives will diversify our sources of income, reduce the impact of wind and hail events on our results, and broaden the product portfolio we offer to our independent agency partners. Over time, our investments in specialty, along with an improving commercial lines pricing environment, will enable us to achieve a better balanced, more profitable book of business and improved returns for our shareholders.”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products, primarily through independent insurance agencies, in all 50 states and the District of Columbia. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com.

*Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.10 per diluted share for the second quarter 2011 and income of $0.24 year to date versus $0.00 per diluted share for the second quarter 2010 and income of $0.06 year to date.

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STFC has scheduled a conference call with interested investors for Tuesday, Aug. 2, at 10 a.m. ET to discuss the Company’s second quarter 2011 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com. A replay of the call can be heard beginning at 12 p.m. ET, Aug. 2, by calling 888-562-6891. Supplemental schedules detailing STFC’s second quarter 2011 financial, sales and underwriting results are made available on the Investors tab of http://www.StateAuto.com prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form

10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

Three Months Ended June 30	Six Months Ended June 30
(In millions, except per share amounts)	2011	2010	2011	2010
Net premiums written	$387.1	$352.1	$764.2	(B)	$654.6	(C)

Earned premiums	352.4	309.3	702.6	611.6
Net investment income	25.2	20.8	46.2	44.3
Net realized gain on investments	6.5	0.3	14.7	3.5
Other income from affiliates	0.3	0.7	1.1	1.1

Total revenue	384.4	331.1	764.6	657.5

Loss before federal income taxes	(137.6)	(30.0)	(122.2)	(9.4)
Federal income tax expense (benefit)	63.8	(3.8)	66.5	3.9

Net loss	$(201.4)	$(26.2)	$(188.7)	$(13.3)

Loss per share:
- basic	$(5.01)	$(0.66)	$(4.70)	$(0.33)
- diluted	$(5.01)	$(0.66)	$(4.70)	$(0.33)
Loss per share from operations (A):
- basic	$(5.11)	$(0.66)	$(4.94)	$(0.39)
- diluted	$(5.11)	$(0.66)	$(4.94)	$(0.39)
Weighted average shares outstanding:
- basic	40.2	39.9	40.2	39.9
- diluted	40.2	39.9	40.2	39.9
Return on equity (LTM)	-20.3%	1.8%
Book value per share	$16.77	$20.37
Dividends paid per share	$0.15	$0.15	$0.30	$0.30
Total shares outstanding	40.2	40.0
GAAP ratios:
Loss and LAE ratio	114.0	81.5	91.7	73.9
Expense ratio	33.0	33.7	33.3	33.6

Combined ratio	147.0	115.2	125.0	107.5

Reconciliation of non-GAAP financial measure:
(A) Net loss from operations:
Net loss	$(201.4)	$(26.2)	$(188.7)	$(13.3)
Less net realized gain on investments, less applicable federal income taxes	3.8	0.3	9.5	2.3

Net loss from operations	$(205.2)	$(26.5)	$(198.2)	$(15.6)

(B)

Net premiums written for the six months ended June 30, 2011, includes $34.1 million of unearned premiums transferred to STFC from the Rockhill Insurers in connection with the addition of the Rockhill Insurers to the State Auto Pool, effective January 1, 2011.

(C)

Net premiums written for the six months ended June 30, 2010, includes $1.4 million of unearned premiums transferred from STFC to State Auto Mutual in connection with the addition of State Auto National to the State Auto Pool, effective January 1, 2010.